AMENDMENT NO.1 TO REINSURANCE POOLING AGREEMENT
                               DATED JULY 1, 1998


Penn-America Insurance Company ("PAIC") and Penn-Star Insurance Company ("PSIC"), parties to the Reinsurance Pooling Agreement dated July 1, 1998 ("the Agreement"), intending to be legally bound, due hereby modify and amend the Agreement, effective July 1, 2002, as follows:

         WHEREAS, PAIC and PSIC are both currently admitted in the State of California, among others; and,

         WHEREAS, PSIC desires to withdraw its Certificate of Authority as an admitted insurer so as to assume surplus lines authority in that State; and,

         WHEREAS, the California Department of Insurance requires, in part, that PAIC substitute for and succeed to all of the rights and liabilities of PSIC under the Agreement;

         NOW THEREFORE, in consideration of the foregoing, PAIC and PSIC agree that effective July 1, 2002, the Agreement is amended to add the following:

         "ARTICLE 2(a) -CALIFORNIA LIABILITIES
          ------------------------------------

         At such time as PSIC withdraws its license as an admitted insurer in California, PAIC shall become primarily liable for 100% of the California liabilities of PSIC existing prior to the effective date of said withdrawal.

All other terms and conditions of the Agreement remain the same; and this Amendment in no way affects the parties' obligations otherwise under the Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands in the presence of:

                                PENN-AMERICA INSURANCE COMPANY


                                BY:
                                 -----------------------------

                                PENN-STAR INSURANCE COMPANY


                                BY:
                                 -----------------------------

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